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EXHIBIT 99.1

               CELANESE AG REMUNERATION PLAN FOR SUPERVISORY BOARD

         a) From January 1, 2000 the members of the Supervisory Board shall receive remuneration for the performance of their services as follows:

                  aa) Every Supervisory Board member shall receive a fixed remuneration of DM 60,000 per year. Of this, an amount of DM 30,000 shall be paid in the form of shares in the Company to the extent that, on the due date for the remuneration, the Company has shares of its own which it may use for this purpose; the remaining remuneration shall be paid in cash. In the case of payment by shares, the value of the shares shall be determined according to the arithmetic mean value of the closing price for the shares of the company in Xetra trading (or a comparable successor system) at the Frankfurt Stock Exchange on the last twenty consecutive stock exchange trading days before the general meeting which precedes the due date for the remuneration.

                  bb) Every Supervisory Board member shall additionally receive an attendance fee of DM 3,000 for every Supervisory Board meeting and, for services as a member of a Supervisory Board committee, an annual fixed remuneration of DM 3,000 for simple committee members and DM 6,000 for the chairman of a committee.

                  cc) In addition, every Supervisory Board member shall annually receive stock appreciation rights in an aggregate value equivalent to DM 40,000. The number of stock appreciation rights shall be the equivalent to the amount of DM 40,000, divided by the value of each individual stock appreciation right, rounded up to the next higher even number of stock appreciation rights divisible, without remainder, by 50. The value of the individual stock appreciation rights will be determined by the following three credit institutions on the basis of the arithmetic mean value of the closing prices for the shares of the Company in Xetra trading (or a comparable successor system) at the Frankfurt Stock Exchange on the last twenty consecutive stock exchange trading days before October 1 of the year for which the remuneration is paid in the form of stock appreciation rights, using the Black-Scholes formula: Deutsche Bank AG, Bayerische Hypo- und Vereinsbank AG und J.P.


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                          Morgan & Co., Inc. Should the aforementioned credit
                          institutions arrive at different values, the average of such values shall be relevant.

                  The stock appreciation rights have the following contents:

                  Payment claim

                  Each stock appreciation right represents the right to a cash payment equal to the difference between the arithmetic mean value of the closing price for the shares of the Company in Xetra trading (or a comparable successor system) at the Frankfurt Stock Exchange on the last twenty consecutive stock exchange trading days before October 1 of the year for which the remuneration is paid in the form of stock appreciation rights and the opening price for the shares of the company in Xetra trading (or a comparable successor system) at the Frankfurt Stock Exchange on the exercise date.

                  Vesting period, term and exercise period

                  The stock appreciation rights can be exercised for the first time after the expiry of the vesting period. The vesting period shall begin on October 1 of the year for which the remuneration is paid in the form of stock appreciation rights, and shall end on September 30 in the second year thereafter. The term of the stock appreciation rights shall begin on October 1 of the year for which the remuneration is paid in the form of stock appreciation rights, and shall end ten years thereafter. The exercise period shall begin upon expiry of the vesting period and end upon expiry of the term of the stock appreciation rights. Stock appreciation rights can be exercised on any stock exchange trading day in Frankfurt am Main during the exercise period. However, the exercise of the stock appreciation rights shall be excluded on days excluded by the Supervisory Board in advance for the purpose of avoiding the use of insider information or for the protection of the company and the shareholders. If stock appreciation rights are not exercised during the exercise period, or if they cannot be exercised, they shall lapse without compensation.

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                  Performance goal

                  The stock appreciation rights may only be exercised if the stock exchange price of the shares of the Company performs better, in the time between October 1 of the year for which the remuneration is paid in the form of stock appreciation rights and the time of the exercise of the stock appreciation rights, than the median of the group of competitors defined below (performance goal).

                  The group of competitors consists of the following companies:
                          The Dow Chemical Company, Midland, Michigan, USA; Union Carbide Corporation, Danbury, Connecticut, USA; DSM N.V., Heerlen, The Netherlands; Eastman Chemical Company, Kingsport, Tennessee, USA; Georgia Gulf Corporation, Atlanta, Georgia, USA; Lyondell Chemical Corporation, Houston, Texas, USA; Imperial Chemical Industries plc, London, Great Britain; Methanex Corporation, Vancouver, Canada; Rhodia SA, Courbevoie, France; Millenium Chemicals Inc., Red Bank, New Jersey, USA. Should the merger between The Dow Chemical Company and Union Carbide Corporation be consummated, the company surviving such merger shall be part of the group of competitors.

                  The performance of the stock exchange price of the shares
                          of the Company shall be determined by comparing (1.) the arithmetic mean value of the closing prices of the shares of the company in Xetra trading (or a comparable successor system) at the Frankfurt Stock Exchange on the last twenty consecutive trading days before October 1 of the year for which the remuneration is paid in the form of stock appreciation rights (hereinafter the "base value") and (2.) the closing price of the shares of Celanese AG in Xetra trading (or a comparable successor system) at the Frankfurt Stock Exchange on the last trading day preceding the exercise date. Dividend payments, the value of statutory pre-emptive rights, any stock split and other forms of distribution of assets to the shareholders shall be taken into account in accordance with the methods used for the determination of the DAX Performance Index. The percentage by which the closing price of the share of the Company referred to above deviates from the base value, taking account of the factors named above, shall constitute the performance of the stock exchange price of the shares of the Company (hereinafter the "performance of the stock exchange price of Celanese AG").

                  The performance goal is achieved if the performance of the stock exchange price of Celanese AG is better than the performance of the stock exchange price of the median for the group of competitors in the same period used to determine the performance of the stock exchange price of the shares of Celanese AG. The median is the stock exchange price of the share of


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                          such member of the group of competitors which is in
                          the middle, compared to the performance of the stock exchange price for all companies in the group of competitors in ascending order. In the case of an even number of companies, the arithmetic mean value for the two companies in the middle shall be relevant.

                  The starting point (initial amount) for determining the value performance of the stock exchange prices for the companies in the group of competitors is the arithmetic mean value of the closing price of the ordinary share at the relevant stock exchange on the last twenty consecutive trading days before October 1 of the year for which the remuneration is paid in the form of stock appreciation rights. The reference rate (reference amount) for determining the value performance of the stock exchange prices for the companies in the group of competitors is the closing price of the ordinary share of each company in the group of competitors at the relevant stock exchange on the last trading day before the exercise of the stock appreciation rights. Should the merger between The Dow Chemical Company and Union Carbide Corporation be consummated, the stock exchange price of the shares of the company surviving such merger shall be compared as reference amount with the initial amount for The Dow Chemical Company. The relevant stock exchange for the companies in the group of competitors domiciled in the USA is the securities exchange in New York, USA, for Rhodia SA the securities exchange in Paris, France, for Imperial Chemical Industries plc the securities exchange in London, Great Britain, for DSM N.V. the securities exchange in Amsterdam, The Netherlands, and for Methanex Corporation the securities exchange in Toronto, Canada. The value performance of the stock exchange price for the companies in the group of competitors is the percentage by which the reference amount deviates from the initial amount in each case. Dividend payments, the value of statutory pre-emptive rights, any stock split and other forms of distribution of assets to the shareholders shall be taken into account according to the methods used to determine the DAX Performance Index.

                  Companies in the group of competitors whose shares are no
                          longer traded on the relevant securities exchange at the time of the exercise of the stock appreciation rights shall cease to belong to the group of competitors.

                  Exercise

                  The stock appreciation rights may be exercised by written
                          (or telefax) statement to the Company's Corporate Human Resources department indicating the number of stock appreciation rights exercised in each case. The Supervisory Board shall fix the further


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                          rules dealing only with the technical handling of the
                          exercise of the rights and with payment.

                  Non-transferability

                  The stock appreciation rights are non-transferable. In the event of death, they shall pass over to the heir(s), and shall lapse six months after the time of death if they are not or could not be exercised by that time. If a Supervisory Board member ceases to belong to the Supervisory Board, the stock appreciation rights granted to such member shall remain unaffected therefrom.

                  dd) The remuneration pursuant to aa) and cc) shall be increased to the double amount for the chairman and to 1 -1/2 times the amount for the deputy chairman, likewise for the attendance fee. Supervisory Board members who belong to the Supervisory Board only for a part of the fiscal year shall receive a lower amount of remuneration pro rata temporis.

                  ee) The remuneration pursuant to aa) and bb) shall be payable on the fourth banking day after the Annual General Meeting for the preceding fiscal year.

                  ff) The members of the Supervisory Board shall receive reimbursement of the expenses incurred through the performance of their functions, including any VAT on their remuneration and the amount of expenses to be reimbursed. Furthermore, the Supervisory Board members shall obtain adequate insurance coverage.

         b) For fiscal 1999, the Supervisory Board members whose term of office expires at the close of the Annual General Meeting on May 10, 2000, as well as the employee representatives in the Supervisory Board shall receive a reduced remuneration according to a) above in relation to the duration of their term of office. However, with regard to the remuneration by means of stock appreciation rights, when determining the performance goal, the base value shall correspond to Euro
                  16.3705 and the relevant period for determining the initial amount of the stock exchange prices for the companies in the group of competitors shall consist of those twenty consecutive trading days on the relevant securities exchanges starting on October 25, 1999 (date of first listing of the shares of the company). Each individual stock appreciation right shall have a value corresponding to Euro 6.50.


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